FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2010 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

2010 Second Quarter and Year-to-Date Highlights

•
The Company had 81,500 policies-in-force at June 30, 2010, reflecting a 16% decrease over June 30, 2009, and a 9% decrease over March 31, 2010

•
Gross premiums written decreased 4% over last year's second quarter to $55.7 million, and increased 57% over the first quarter of 2010

•
Cash and investment holdings decreased to $158.3 million at June 30, 2010, compared to $160.1 million at December 31, 2009

•
Book value per share decreased 6% to $4.27 at June 30, 2010, compared to $4.55 at December 31, 2009

•
Early retirement of the Company's $18.3 million, 11% notes originally scheduled to mature on September 29, 2011

St. Petersburg, FL - August 9, 2010: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter and for the six months ended June 30, 2010.

For the second quarter, United returned to profitability with net income of $195,000, or $0.02 per diluted share, compared to recording net income of $2.8 million, or $0.27 per diluted share, during the same period last year. For the six months ended June 30, 2010, United reported a net loss of $3.5 million, or $0.33 per diluted share, compared to generating net income of $6.0 million, or $0.57 per diluted share, for the same period last year.

Don Cronin, United's CEO, stated, “While our industry is still being affected by a difficult rate and cost environment, we were pleased to return to profitability in the second quarter. Over the past eight months, we implemented two rate increases that will continue to have a greater impact on our results as we write new policies and renew existing policies. We have continued to redistribute and reduce our risk exposure by writing new policies throughout the state and through our expansion into South Carolina.” On July 1, 2010, the Company's subsidiary, United Property & Casualty Insurance Company, assumed a $5.3 million book of business in South Carolina from Sunshine State Insurance Company and began writing new business through approximately 80 agents throughout the state. United intends to submit applications to write property and casualty insurance in the following states in 2010: Massachusetts, Connecticut, Rhode Island, New York, North Carolina and New Jersey. The Company believes that its products particularly fit the needs of homeowners in these regions of the United States. United's experience in Florida at managing its exposure and adapting to changing market conditions will assist the Company greatly in its attempts to expand into these new markets.

During the quarter, United also continued to reduce its outstanding debt by retiring its $18.3 million, 11% Merger Notes that were due to mature on September 29, 2011. The Company took a $726,000 charge on the early debt retirement; however, the debt retirement is expected to improve net income by approximately $400,000 and $1 million in 2010 and 2011, respectively. In addition to the early debt retirement, the Company paid its $4.3 million note payable to Columbus Bank & Trust (CB&T) in full when it matured on February 20, 2010. The Company's long-term debt was $18.8 million at June 30, 2010, a 55% reduction from $41.4 million at December 31, 2009.

On June 1, 2010, United entered into new reinsurance agreements with a total cost of $84.6 million for the 2010 storm season compared to the $83.6 million of reinsurance costs for the 2009 storm season. The total cost of the Company's reinsurance program remained flat because it purchased additional protection to limit its retention to $15 million for the first catastrophic event and to reduce its retention to $5 million for any second or third catastrophic events. These reinsurance costs will be reflected ratably in the Company's earnings through May 2011.

2010 Second Quarter Financial Review

•
Gross written premiums decreased to $55.7 million from $58.1 million in the second quarter of 2009 due to a planned reduction in overall exposures and due to competition from start-up carriers offering lower rates.

•
Net premiums earned decreased to $16.3 million from $21.9 million in the second quarter of 2009 primarily due to the $5.4 million increase in reinsurance costs for the June 2009 - May 2010 reinsurance contract period compared to the June 2008 - May 2009 reinsurance contract period.

•
Losses and LAE decreased to $8.5 million from $11.5 million in the second quarter of 2009 primarily due to the reduction in in-forces policies, the termination of its garage program and a redistribution of its risk exposures throughout Florida.

•
Policy acquisition costs decreased to $5.3 million from $5.6 million in the second quarter of 2009 primarily due to a reduction in agents' commission expense as a result of the reduction in gross written premiums.

•
Operating, general and administrative expenses increased to $4.0 million from $3.8 million in the second quarter of 2009 primarily due to an increase in the effective premium tax rate.

•
Other expense increased to $726,000 from $0 in the second quarter of 2009 because the company recorded a loss on the early extinguishment of the Company's $18.3 million, 11% Merger Notes during the quarter.

•
As a result of the aforementioned factors, the Company reported net income of $195,000 for the second quarter of 2010, compared to net income of $2.8 million reported during 2009.

2010 Six-Month Financial Review

•
Gross written premiums decreased to $91.2 million from $95.2 million in the prior year period due to a planned reduction in overall exposures and due to competition from start-up carriers offering lower rates.

•
Net premiums earned decreased to $31.0 million from $43.4 million in the prior year primarily due to the increase in reinsurance costs for the June 2009 - May 2010 reinsurance contract period compared to the June 2008 - May 2009 reinsurance contract period.

•
United incurred an other-than-temporary impairment charge of $1.9 million in the first quarter of 2009 related to certain equity investments. The Company has not incurred any additional impairment charges since the first quarter of 2009.

•
Losses and LAE increased to $21.0 million from $18.7 million in the prior year primarily due to increases in water losses mainly caused by the abnormally-cold winter in Florida, and in fire claims. These increases, which appear to be of a non-recurring nature, were offset by the decrease in losses as a result of the reduction of in-forces policies, the termination of the Company's garage program and an improved geographic dispersion of our policies that includes areas of Florida away from the coast.

•
Policy acquisition costs increased to $11.0 million from $10.5 million in the prior year primarily due to the increase in policy administration charges from our current third-party administrator.

•
Operating, general and administrative expenses decreased to $7.7 million from $7.9 million in the prior year because the Company incurred higher employee-related expenses in 2009 compared to the current year.

•
Other expense increased to $726,000 from $0 in the prior year because the Company recorded a loss on the early extinguishment of its $18.3 million, 11% Merger Notes in May.

•
As a result of the aforementioned factors, United reported a net loss of $3.5 million for the six months ended June 30, 2010, compared to net income of $6.0 million during 2009.

Balance Sheet Highlights

United's cash and investment holdings totaled $158.3 million at June 30, 2010, compared to $160.1 million at December 31, 2009. United's cash and investments decreased because the Company retired its $4.3 million note with CB&T in February and retired its $18.3 million, 11% Merger Notes in May. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 97% and 96% of United's total investments at June 30, 2010, and December 31, 2009, respectively.

Conference Call

The Company will hold its quarterly conference call to discuss these results on Thursday, August 12, 2010, at 10:00 a.m. Eastern Daylight Time.

The dial-in numbers are:
 (866) 861-6730 (US)
 (706) 679-0882 (International)

A recorded replay of the call will be available until 11:00 p.m. Eastern Time on August 14, 2010. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 87267739 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily writes and services homeowners insurance in Florida. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, the impact of reinsurance costs on our operating results, the expansion into South Carolina and other states, the impact of the debt retirement, and the outlook for our business. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2009. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Joe Peiso		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / jpeiso@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

Condensed Consolidated Statements of Income
In thousands, except share and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUE:
Gross premiums written	$55,675	$58,147	$91,242	$95,178
Gross premiums ceded	(85,635)	(86,073)	(87,160)	(87,974)
Net premiums written	(29,960)	(27,926)	4,082	7,204
Decrease in net unearned premiums	46,260	49,821	26,911	36,233
Net premiums earned	16,300	21,895	30,993	43,437
Net investment income, including net realized gains	1,010	2,801	2,044	1,510
Other revenue	2,059	1,624	3,280	3,357
Total revenue	19,369	26,320	36,317	48,304
EXPENSES:
Losses and loss adjustment expenses	8,546	11,538	21,015	18,739
Policy acquisition costs	5,325	5,574	10,979	10,502
Operating, general and administrative expenses	3,985	3,797	7,741	7,897
Interest expense	391	783	1,482	1,537
Total expenses	18,247	21,692	41,217	38,675
Income (loss) before other expenses	1,122	4,628	(4,900)	9,629
Other expenses	726	—	726	—
Income (loss) before income taxes	396	4,628	(5,626)	9,629
Provision for (benefit from) income taxes	201	1,781	(2,122)	3,657
Net income (loss)	$195	$2,847	$(3,504)	$5,972
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized holding gain on investments	684	2,707	1,796	1,271
Reclassification adjustment for net realized investment gains	(42)	(1,513)	(28)	(705)
Reclassification adjustment for recognized other-than-temporary impairments	—	—	—	1,878
Income tax expense related to items of other comprehensive income	(247)	(459)	(682)	(920)
Total comprehensive income (loss)	$590	$3,582	$(2,418)	$7,496

Weighted average shares outstanding
Basic and Diluted	10,573,932	10,573,932	10,573,932	10,562,468

Earnings (loss) per share
Basic and Diluted	$0.02	$0.27	$(0.33)	$0.57

Dividends declared per share	$—	$0.05	$0.05	$0.05

Condensed Consolidated Balance Sheets
In thousands, except share and par value amounts

	June 30, 2010	December 31, 2009
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $127,081 and $125,920, respectively)	$131,257	$128,020
Equity securities (adjusted cost of $5,000 in 2010 and 2009)	4,396	4,704
Other long-term investments	300	300
Total investments	135,953	133,024
Cash and cash equivalents	22,387	27,086
Accrued investment income	1,089	1,119
Premiums receivable, net of allowances for credit losses of $381 and $370, respectively	11,643	7,544
Reinsurance recoverable on paid and unpaid losses	27,544	25,477
Prepaid reinsurance premiums	82,108	40,285
Deferred policy acquisition costs	10,861	9,256
Other assets	6,280	3,967
Total Assets	$297,865	$247,758
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$47,575	$44,112
Unearned premiums	88,743	73,831
Reinsurance payable	84,797	28,162
Other liabilities	12,802	12,154
Notes payable, net of unamortized debt discount of $0 and $885, respectively	18,824	41,428
Total Liabilities	252,741	199,687
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2010 and 2009	—	—
Common stock, $0 .0001 par value; 50,000,000 shares authorized; 10,573,932 issued and outstanding for 2010 and 2009	1	1
Additional paid-in capital	75	75
Accumulated other comprehensive income	2,194	1,108
Retained earnings	42,854	46,887
Total Stockholders' Equity	45,124	48,071
Total Liabilities and Stockholders' Equity	$297,865	$247,758